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                                                                   Exhibit 10.50

                                      RIO

                                     TINTO

Guyanor Resources S.A.
Rotissement Calimbe II
Route du Tigre 97300
Cayenne
French Guiana


9 June 1999
REF:  99483.KHH


Dear Sirs

Joint Venture - Heads of Agreement
----------------------------------

We refer to our recent discussions concerning the establishment of a joint venture between Rio Tinto Mining and Exploration Limited ("Rio Tinto") and Guyanor Resources S.A. ("Guyanor") to explore for and, if considered commercially feasible, develop and mine diamonds within French Guiana.

The parties intend that these Heads of Agreement will be replaced by a more detailed Joint Venture Agreement (the "Joint Venture Agreement") to be executed within six (6) months of the date of this letter. If the parties are unable to agree on the terms of the Joint Venture Agreement within that six (6) month period (or such longer period as Rio Tinto and Guyanor may agree) then either party will have the right, upon giving written notice to the other, to terminate these Heads of Agreement and clauses 3.2, 3.3 and 3.4 shall apply.

1.   Scope of the Joint Venture

1.1 From the date of signing these Heads of Agreement, Rio Tinto and Guyanor shall establish an unincorporated joint venture (the "Joint Venture") for the purpose of conducting joint work programmes within the Area of Interest with a view to finding, developing and operating, as one or more mines, any economically viable diamond deposits found thereon. For the purposes of these Heads of Agreement and the Joint Venture Agreement, the "area of Interest" will comprise the whole territory of French Guiana excluding those areas in respect of Guyanor's joint ventures and gold projects at the date hereof, such areas being defined in Schedule 2 and the location of which are approximately shown on the second map in Schedule 3 of this Heads of Agreement.

1.2 While these Heads of Agreement and the Joint Venture Agreement remain current, the parties agree to make available, for the benefit of their joint undertaking described herein and for the Joint Venture, any prospecting, exploration or mining rights held or applied for by them or their affiliates (including such rights as are held at the date of this letter) within the Area of Interest in respect of diamonds.

1.3 For avoidance of doubt, each party is free to undertake, alone or in association with other parties, any activities in respect of minerals other than diamonds within the Area of Interest. Nothing contained in these Heads of Agreement or the Joint Venture Agreement shall restrict the ability of the parties to engage in and receive the full benefit of their business activities outside the Area of Interest.

1.4 A party and its affiliates may not, within a period of one year from the date of termination of these Heads of Agreement or the Joint Venture Agreement, acquire any prospecting, exploration or mining rights for diamonds within the Area of Interest without first offering the other party the opportunity, on terms and conditions identical to those contained in these Heads of Agreement or the Joint Venture Agreement, to acquire an interest in such rights.

2.   Rio Tinto Earn-In rights

2.1 Rio Tinto's Participating interest shall be zero percent until it has fulfilled the requirements set out herein to earn a 70% participating interest. However, prior to Rio Tinto earning its 70% interest, but after it has invested US$3.75 million in work expenditures, should the work expenditures hereunder result in the discovery of diamond mineralisation that does not appear to offer the possibility of meeting Rio Tinto's investment criteria, such area may, at Rio Tinto's sole election, be excised from the Area of Interest and shall be held or traded by the parties on a Rio Tinto 51 %, Guyanor 49% basis for a period of one year after the excise date - such date having been agreed and recorded by the Management Committee. If Rio Tinto has not been able to agree the sale, transfer or optioning of its 51% interest within such one year period at the end of the one year period its interest shall transfer to Guyanor in consideration for a 0.3% NSR royalty from future production of diamonds from the excised area whether this production is by Guyanor, its partners, its transferees or its successors in title. For avoidance of doubt, during the one year period in which the interests in an excised area are 51 % Rio Tinto, 49% Guyanor, each party shall be free to sell, transfer, option or otherwise transact its interest without obligation to the other.

2.2 Subject to paragraph 2.3 below, Rio Tinto shall have the right to earn a 70% "Participating Interest" in the Joint Venture by sole funding all prospecting, exploration and evaluation work in the Area of Interest up to and including the earlier of the date on which:

     (a) the Board of Directors of Rio Tinto (or the Board of Directors of any affiliate of Rio Tinto) resolves as recorded in the minutes of a Board Meeting to commence with the development and mining of any diamonds within the Area of Interest; or

     (B) Rio Tinto incurs on behalf of the Joint Venture work expenditures of at least US$17 million in sole funding prospecting, exploration and evaluation work within the Area of Interest.

2.3 Upon Rio Tinto earning a 70% Participating Interest in the Joint Venture, Guyanor shall be deemed to have a 30% Participating Interest. Thereafter, the parties shall contribute to the funding of Joint Venture operations in proportion to their respective Participating Interests.

2.4 In order to maintain its right to earn its 70% Participating Interest in the Joint Venture Rio Tinto shall fulfil the following conditions:

     (a) in the period being one year from the date on which these Heads of Agreement are signed, Rio Tinto must sole fund within the Area of Interest work expenditures of at least US$750,000 (the "Minimum Expenditure") and if it withdraws prior to completing the Minimum Expenditure it shall pay to Guyanor the difference between such lesser sum as has been actually spent and the Minimum Expenditure unless the withdrawal occurs because of Guyanor's default in performance of its obligations or because the representations and warranties hereunder are materially incorrect.

     (b) for each calendar year commencing 1 January 2000 and while the Joint Venture Agreement remains current, Rio Tinto must incur within the Area of Interest work expenditures of at least US$250,000;

     (c) by the period ending five (5) years from the date on which these Heads of Agreement are signed, Rio Tinto must have incurred within the Area of Interest work expenditures of at least US$3,750,000; and

     (d) Rio Tinto must earn its Participating Interest in the Joint Venture within ten (10) years of the date on which these Heads of Agreement are signed.

     Except for the Minimum Expenditure the making of any work expenditure shall be in the sole discretion of Rio Tinto and the sole remedy of Guyanor in the event that Rio Tinto does not meet any of its work expenditure requirements hereunder, excepting force majeure/1/ shall be termination of this Agreement. If any of the conditions (a) through (d) in this clause are not met, except for reason of force majeure, Rio Tinto shall be deemed to have withdrawn from this Agreement and the parties shall have no further obligation to each other except as may be otherwise provided in clause 3 of this Heads of Agreement.

     If Rio Tinto is prevented by force majeure from incurring work expenditures necessary to maintain or exercise its option then it shall have additional time to incur such work expenditures as is equal to the duration of the force majeure condition.

2.5 Guyanor undertakes to do all acts and to execute all documents as shall be necessary to enable Rio Tinto to earn, hold and protect its right to acquire a 70% Participating Interest and, thereafter, its interest in the Joint Venture.

2.6 Guyanor further undertakes that it will not make any representation, statement or commitment to any governmental or state authority relating to the level of work expenditures to be made on any properties within the Area of Interest without first obtaining Rio Tinto's written consent.


3.   Withdrawal

3.1 Any party may withdraw from these Heads of Agreement or the Joint Venture Agreement by giving not less than two (2) months' prior written notice.

3.2 Upon withdrawal the withdrawing party shall transfer to the non-withdrawing party all its right, title and interest to any prospecting, exploration development, or other form of mineral right that are the subject of the Joint Venture Agreement. The withdrawing party shall continue to be liable, to the extent of its Participating Interest prior to its withdrawal, for any liabilities or obligations, which arose out of operations or activities prior to the date of its withdrawal.

3.3 If Rio Tinto withdraws prior to earning its 70% Participating Interest, then it shall:

     (a) meet the costs of any environmental or rehabilitation liabilities which arise under French law as a direct consequence of the activities or operations undertaken after the date of these Heads of Agreement in the Area of Interest prior to its withdrawal, provided that such liabilities arise from the prudent conduct of Guyanor in accordance with Clause 5.6 hereunder and are not the result of any gross negligent or wilful reckless act or omission by Guyanor; and

     (b) meet any costs which might be incurred by Guyanor under French Labour law with respect to work force reductions that are specifically caused by Rio Tinto's withdrawal, and the direct field demobilisation costs specifically arising from Rio Tinto's decision to withdraw.

3.4 Where a party has withdrawn from the Joint Venture, each other party shall do all things and execute all documents to ensure that the withdrawing party's name is
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     removed from any register pertaining the exploration and/or mining rights held by the Joint Venture.

4.   Work Programmes and Management Committee

4.1 No later than 30 days after the date hereof the parties shall establish a Management Committee to determine the annual work programmes and budgets and to generally oversee exploration, evaluation and development activities within the Area of Interest. Each party shall be entitled to appoint two members to the Management Committee. A quorum shall be deemed formed if there is at least one member present from each party.

4.2 During such period as Rio Tinto is earning its 70% Participating Interest and sole funding work expenditures, it shall determine all decisions of the Management Committee. Thereafter, each party shall have a vote on the Management Committee in proportion to its Participating Interest, and decisions of the Management Committee shall be decided by a majority of votes. Throughout the term of this Heads of Agreement and the Joint Venture Agreement the Management Committee may determine to surrender mineral rights that are subject to this agreement, but the Operator shall not proceed with such surrender before giving the minority party the opportunity to adopt such mineral rights in its name - any such transfer being free of consideration (but the transferee shall bear the costs of such transfer).

4.3 The Management Committee shall convene at least once every three months in a location to be agreed between the parties, failing which, it shall meet in Brasilia, Brazil.

5.   Operator

5.1 Guyanor shall be appointed the first Operator of operations to be undertaken under these Heads of Agreement and the Joint Venture Agreement. During the period in which Rio Tinto is sole funding and Guyanor is Operator Guyanor shall provide monthly reports of exploration progress and expenditure in such reasonable detail and according to such reasonable schedule as Rio Tinto may request.

5.2 The Operator undertakes to promptly inform the non operator of any occurrence or non occurrence that may affect the validity of good standing of the Titles or any part of them.

5.3 The Operator undertakes to promptly inform the non operator of any adverse environmental, health, safety or community relations event or issue arising out of or in relation to work performed under this Heads of Agreement or the Joint Venture Agreement.

5.4 During the period in which Guyanor is Operator, unless provided in an approved programme and budget, it shall seek Rio Tinto's consent to the making of any commitment of duration longer than the then current work programme and budget or calendar year whichever is the shorter.

5.5 Following completion of the Minimum Expenditure in accordance with paragraph 2.3(a), Rio Tinto (or its nominated affiliate) may elect, and shall have the right upon making such election, to be appointed the Operator of operations to replace Guyanor. Rio Tinto shall meet any cost that may be incurred by Guyanor under French labour law with respect to work force reductions that are specifically caused by Rio Tinto replacing Guyanor as Operator.

5.6 During any period in which Rio Tinto is sole funding and is Operator it shall provide monthly reports of exploration progress and expenditure. Any party appointed Operator under these Heads of Agreement or the Joint Venture Agreement shall manage, direct and conduct operations within the Area of Interest in accordance with all Management Committee decisions.

5.7 The Operator shall conduct all operations in an efficient and workmanlike manner, in accordance with the highest standards of safety and sound mining industry practice, and in compliance with all applicable laws and the provisions of any exploration or mining titles held for the benefit of the Joint Venture. In no event shall standards of environmental, health, safety and community relations care and management be less than those required by Rio Tinto corporate policy.

5.8 Either party may call a meeting of the Management Committee upon giving reasonable written notice to the other.

5.9 Where Guyanor is Operator, Rio Tinto shall have the right to second or contract a geologist to Guyanor, to evaluate and assist with the implementation of the approved programmes. The costs of that secondment shall be expenditures hereunder. Likewise, where Rio Tinto is the Operator, Guyanor shall have the right to second or contract a geologist to Rio Tinto, to evaluate and assist with the implementation of the approved programmes. the costs of that secondment shall be part of the work.

5.10 The Operator shall undertake activities in accordance with approved programmes and budgets. To the extent that the costs incurred for such activities exceed an approved budget by up to 10%, such costs shall be deemed approved; to the extent that costs incurred exceed 10% over budget, the excess over 10% shall be for the sole account of the Operator unless the Management

     Committee has agreed a revision to the budget.

5.11 The Operator shall have the right to be reimbursed for the costs of the work it performs including administrative and office overhead expenses directly resulting from work carried out hereunder. That reimbursement shall be no greater than what is necessary to recoup, on a cost-accounting basis, the costs it incurs in performing its obligations hereunder. Any transactions or agreements entered into by the Operator with any of its affiliate or associate companies shall be on an arms length basis.

5.12 The Operator shall make cash calls on a calendar monthly basis. Such cash calls shall be sufficient to fund the next month's exploration expenditures which shall have been forecast by the Operator at the beginning of the calendar year in a monthly budget phasing. The cash call may exceed the next month's exploration expenditure to the extent necessary to maintain no less than two weeks' and no more than four weeks' excess funding balance in the bank account designated for funding work expenditures hereunder. Upon termination of these joint venture arrangements the unspent balance of joint venture funds shall be appropriately reimbursed to the parties.

Guyanor agrees to meet all reasonable requests from Rio Tinto to perform its obligations to such standards as are required by this Clause 5. Rio Tinto shall at all reasonable times and at its expense have access to Guyanor's operations hereunder upon reasonable notice and the right to audit at its cost Guyanor's internal procedures and Guyanor accepts to make all reasonable changes to these as may be requested by Rio Tinto.

6.   Dilution, default and elimination of minority interests

6.1 If any party elects to not contribute to the funding of Joint Venture operations in proportion to its Participating Interest, then its Participating Interest shall be diluted at a standard rate.

6.2 If any party fails, after having made an election to do so, to contribute to the funding of Joint Venture operations in proportion to its Participating Interest, then its Participating Interest shall be diluted at 25% above the standard rate.

6.3 If any party is diluted below a 10% Participating Interest, it shall be deemed to have withdrawn from the Joint Venture and shall relinquish its Participating Interest. In lieu of its Participating Interest, the withdrawing party shall be entitled to receive a 5% Net Profit Interest from operations in the Area of Interest.

7.   Marketing
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7.1  Guyanor appoints Rio Tinto (or Rio Tinto's nominated affiliate) as its sole and exclusive agent to market and sell all diamonds produced by the Joint Venture from the Area of Interest on its behalf as long as Rio Tinto has an interest greater than 50%. If at any time operations in the Area of Interest are being conducted by a joint venture company, the parties appoint Rio Tinto (or its nominated affiliate) as the sole and exclusive agent to market and sell such diamonds as the joint venture company shall be entitled to.

7.2 Upon Rio Tinto completing its Minimum Expenditure, Guyanor and Rio Tinto shall negotiate and execute a Marketing Agreement to give effect to the above appointment. The Marketing Agreement shall provide that Rio Tinto or the relevant affiliate of Rio Tinto (as the case may be) shall be entitled, as agent, to deduct expenses incurred in each sale and to charge a marketing and sales commission equal to 3% of the gross sale proceeds accruing to the parties or the joint venture company (as the case may be).

7.3 The appointment of Rio Tinto (and its affiliates) as agent shall be subject to the applicable laws or orders of government agencies in force from time to time in French Guiana in relation to the marketing of minerals extracted or produced in French Guiana. The parties agree to do all acts and execute all documents as are reasonably necessary to give effect to Rio Tinto's appointment, or the appointment of an affiliate of Rio Tinto, as agent under this paragraph 7.

8.   Title to exploration and mining rights

8.1 While these Heads of Agreement and the Joint Venture Agreement remain current, the title to any prospecting, exploration or mining rights relating to the Area of Interest held by either party shall be held for the benefit of the other party and the Joint Venture.

8.2 Upon Rio Tinto completing US$3,750,000 in work expenditures, it shall be entitled to request that all prospecting, exploration or mining rights held by Guyanor for the benefit of the Joint Venture be transferred into the name of a newly formed corporate entity "Newco" in which the parties will hold shares in accordance with their participating interests. Guyanor shall do all acts and execute all documents to give effect to that transfer. Newco shall hold those rights for the benefit of the parties in accordance with their rights under the Joint Venture Agreement. If by reason of any legal restriction in French Guiana, Newco is not permitted to hold such rights, then Guyanor shall hold those rights for the benefit of the parties jointly, until such time as they can be transferred to Newco to be so held.

8.3 In the event that Rio Tinto withdraws from these Heads of Agreement or the Joint Venture Agreement, or otherwise fails to earn a Participating Interest, it shall immediately, and at its sole cost, transfer to Guyanor free of consideration any
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     right, title and interest it holds in any of the shares of Newco.

9.   Representations and Warranties

9.1  Guyanor represents and warrants to Rio Tinto that:

     (a) it is a company duly incorporated and in good standing in its place of incorporation and that it is qualified to do business in those jurisdictions where necessary in order to carry out this Agreement;

     (b) it will not breach any other agreement or arrangement by entering into or performing this Agreement;

     (c) to the extent that Guyanor holds or has under application any form of rights relating to diamonds within the Area of Interest (the "Titles") these are listed in the Schedule and are free and clear of all competing interests and encumbrances;

     (d) to the best of its knowledge, there is no area within the Area of Interest to which any restriction applies as a matter of law, regulation or French Government policy, whether or not time limited, specifically to Guyanor acquiring mineral rights in respect of diamonds (for avoidance of doubt this representation and warranty does not apply in respect of areas to which all parties suffer similar restriction);

     (e) all fees in respect of any Titles have been paid and other filings required to maintain the Titles in good standing have been properly and timely recorded or filed with every applicable governmental agency;

     (f) it has not received any claim or notice of violation alleging any violation of any law, rule, regulation or permit, including without limitation, any environmental law, rule, regulation or permit, in connection with the Titles from any governmental or regulatory authority, and to the best of its knowledge, there are no pending or threatened actions, suits, claims or proceedings that may affect the Titles;

     (g) it has delivered or made available to Rio Tinto all material information concerning the Titles in its possession or control;

     (h) to the best of its knowledge, all activities on or in relation to the Titles carried out by Guyanor up to the date which this Agreement has been signed have been carried out in accordance with all applicable laws, regulations and permits, including without limitation those for the protection of the environment and no conditions exist which could give rise to the making of a remediation order or similar order in respect of the Titles; and

     (i) more generally, to the best of its knowledge, all activities carried out by Guyanor within the Area of Interest up to the date which this Agreement has been signed have been carried out in accordance with all applicable laws, regulations and permits and Guyanor has not been subject to any legal or regulatory action against it regarding such activities.

9.2 The representations and warranties given under paragraph 9.1 (c) and (e) shall continue in force and shall be repeated during the term of these Heads of Agreement.

9.3 Rio Tinto's commitment to the Minimum Expenditure shall be contingent upon Guyanor's representations and warranties being materially correct.

10.  Governing Law

This Heads of Agreement shall be governed by and interpreted in accordance with the laws of England except with respect to real property and mining law, in which case the laws of French Guiana shall apply.

11.  Miscellaneous

The Joint Venture Agreement shall also contain provisions which give effect to the following:

11.1 Each party shall be free from time to time to transfer its Participating Interest, or its interest in these Heads of Agreement or the Joint Venture Agreement, to an associated company or affiliate. Further, a party may transfer its Participating Interest to a third party, but subject to a "pre-emptive right" in the other party to acquire the Participating Interest on the same terms and conditions.

11.2 The parties agree to be bound by obligations of confidentiality in respect of their operations in the Area of Interest and any data produced therefrom. There shall be exclusions from these obligations, which reflect standard industry practice. In addition, Guyanor shall have the right to make public disclosures of information pertaining to operations under these Heads of Agreement in the Area of Interest, provided it first obtains Rio Tinto's written consent to the timing and content of such disclosure (such consent not to be unreasonably withheld).

11.3 Each party shall give appropriate representations and warranties as to its capacity to enter into the Joint Venture Agreement. In addition, Guyanor shall give appropriate representations and warranties as to its title to any prospecting, exploration or mineral rights held by it and the terms and good standing of those rights.

11.4 The parties shall make available to each other all the data and information in their possession relating to the Area of Interest.

To indicate your acceptance of the terms of these Heads of Agreement please sign below.

Yours faithfully

for RIO TINTO MINING AND EXPLORATION LIMITED
6 St James's Square, London, SWIY 4LD, United Kingdom

Signature      :  /s/ Rado Jacob Rebek


Name           :  Rado Jacob Rebek


Title          :  Exploration Director

I accept the terms contained in these Heads of Agreement on behalf of Guyanor Resources S.A.

for GUYANOR REOSURCES S.A.

Signature      :  /s/ Gordon J. Bell


Name           :  Gordon J. Bell


Title          :  Vice President And Chief Financial Officer

                                  SCHEDULE I

                                   "TITLES"

1.0  Concessions

1.1  St-Elie
     St-Elie concession, owned by S.M.S.E. (wholly owned subsidiary)

1.2  Paul Isnard
----------------
 .    8 Concessions owned by SOTRAPMAG (wholly owned subsidiary):
     214-215-216-217-218-219-692-25

 .    2 Concessions owned by Tanon : 145 - 102, by agreement Guyanor is allowed to carry out any exploration and exploitation work.

2.0  Exploration permits

2.l  Paul lsnard
----------------
 .    Old "B" type permit #21/93 : will have to be renewed before October 1st,
     1999

 .    OLd "B" type permit #06/95 : valid until August 1st, 1999. Application for a five year extension as a PER (Permis Exclusif de Recherches) filed on May 17/th/, 1999.

2.2  Yaou
     Old "B" type permit # 01/93, 02/93, 03/93, 04/93. Validity extended until Government decision concerning the concession application submitted on March 30th, 1999.

2.3 Dorlin
----------
 .    Old "B" type permit # 11/93, 12/93, 13/93, 14/93, 15/93, 16/93. Validity extended until Government decision concerning the concession application submitted on March 30th, 1999.

2.4  Dachine
------------
 .    Old "B" type permit # 07/95 : valid until July 1st, 1999.

 .    Application for a five year extension as a PER (Permis Exclusif de
     Recherches) filed on April 30th, 1999.

3.0  Applications submitted

3.1  Concessions
----------------
3.1.1  Yaou
 .    Concession application submitted on March 30th, 1999

3.1.2  Dorlin
 .    Concession application submitted on March 30th, 1999

3.2  Exploration permits
------------------------
3.2.1  Paul Isnard
 .    "A" type exploration permit application submitted. Decision pending.

3.2.2  Dachine
 .    "A" type exploration permit application submitted. Decision pending.

                                  SCHEDULE 2


                   AREAS EXCLUDED FROM THE AREA OF INTEREST

1.0  Concessions

1.1  St-Elie
------------
     St-Elie concession, owned by S.M.S.E. (wholly owned subsidiary)

1.2  Paul Isnard

 .    8 Concessions owned by SOTRAPMAG (wholly owned subsidiary):
     214-215-216-217-218-219-692-25

 .    2 Concessions owned by Tanon : 145 - 102, by agreement Guyanor is allowed to carry out any exploration and exploitation work.

2.0  Exploration permits

2.1  Paul Isnard

 .    Old "B" type permit # 21/93 : will have to be renewed before October 1st,
     1999

 .    Old "B" type permit # 06/95 : valid until August 1st, 1999. Application for a five year extension as a PER (Permis Exclusif de Recherches) filed on May 17th, 1999.

2.2  Yaou
---------
     Old "B" type permit # 01/93, 02/93, 03/93, 04/93. Validity extended until Government decision concerning the concession application submitted on March 30th, 1999.

2.3  Dorlin

 .    Old "B" type permit # 11/93, 12/93, 13/93, 14/93, 15/93, 16/93. Validity extended until Government decision concerning the concession Application Submitted On March 30th, 1999.

3.0  Applications submitted

3.1  Concessions
----------------
3.1.1  Yaou
 .    Concession application submitted on March 30th, 1999

3.1.2  Dorlin
 .    Concession application submitted on March 30th, 1999

3.2  Exploration permits
------------------------
3.2.1  Paul Isnard

 .    "A" type exploration permit application submitted. Decision pending.